Exhibit 99.1

PRESS RELEASE

Gulfstream International Group, Inc. Announces Preliminary 2007 Financial Results and

Plans to File Form 12b-25 to Extend Filing Due Date of Annual Report on Form 10-K

Fort Lauderdale, Florida, April 1, 2008 — Gulfstream International Group, Inc. (AMEX: GIA) announced today that it is filing a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission (SEC) relating to its Annual Report on Form 10-K for the year ended December 31, 2007. This filing automatically extends the March 31, 2008 filing due date for up to 15 calendar days under SEC rules. Gulfstream expects to file its Form 10-K with the SEC within this extension period.

Gulfstream also announced today its preliminary financial results for the year ended December 31, 2007, which included the following highlights for the year:

•	Revenue for 2007 was $112.3 million, or 6.7% higher than 2006;
•	Pre-tax operating loss for 2007 was $3.9 million, compared to pro forma pre-tax income of $1.5 million for 2006;
•	Pre-tax operating loss for 2007 was approximately $1.1 million, after excluding the following non-cash charges:
o	a goodwill impairment charge of $2,391,000 associated with the Gulfstream Training Academy;
o	an increase of $200,000 in compensation expense in 2007 due to accelerated vesting of stock options; and
o	a $174,000 loss due to the write-off of debt issuance costs related to the redemption of subordinated debt prior to maturity; and

•	Net loss for 2007 was $3.1 million, or ($1.52 per diluted share) compared to pro forma net income of $1.0 million for 2006, or $0.43 per diluted share.

Airline operating results during 2007 were negatively impacted by:

•	a relentless rise in fuel prices;
•	an increased rate of pilot attrition amidst an industry-wide pilot shortage, which contributed to pilot training costs that were more than $1 million above 2006 levels; and
•	increased costs for flight operations, maintenance and passenger service.

In October 2007, jet fuel prices began to increase significantly above the prior-year level. By December 2007, the average price per gallon had risen to $2.91, or 38.5% above the same month last year. Since December 31, 2007, crude oil prices have continued to spike even higher reaching $111.80 per barrel during March 2008. The current average jet fuel price is approximately $3.40 per gallon, which is approximately 67% higher than at this time last year.

In reaction to the operating results for 2007 and increased operating costs, senior management led by David Hackett, President and Chief Executive Officer, developed and began implementation of a revised business plan in January 2008. The plan includes an aggressive cost reduction initiative to mitigate as much as possible the effects of the increased price of jet fuel, as well as to maintain operational reliability and lower our operating costs. The revised business plan calls for:

•	raising several million dollars through the refinancing and/or sale of certain aircraft and related parts inventory;
•	restructuring our route network to eliminate city pairs that are no longer profitable in the present high fuel price environment, and to redeploy assets to higher margin routes; and
•	cost reduction initiatives related to flight operations, maintenance, passenger service and general and administrative.

Commenting on the Company’s 2007 operating results and revised business plan, David F. Hackett, President and Chief Executive Officer, stated, “These are very difficult times for the airline industry, given the unprecedented increases in jet fuel prices and a weakening economy. In response to these challenges, we are planning to reduce the complexity of our operations, aggressively lower our operating expenses and improve liquidity by refinancing or selling certain aircraft, all of which are necessary steps to assure the long-term viability of the business.”

About Gulfstream International Group, Inc.

Gulfstream International Group, Inc. is a holding company that operates two independent subsidiaries: Gulfstream International Airlines, Inc. (“Gulfstream”) and Gulfstream Training Academy, Inc. (the “Academy”). Gulfstream is a Fort Lauderdale, Florida-based commercial airline currently operating more than 200 scheduled flights per day, serving twelve destinations in Florida and ten destinations in the Bahamas. The Academy provides flight training services to licensed commercial pilots. For more information on the company, visit the company’s website at http://www.gulfstreamair.com.

Special Note Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Gulfstream may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things: our business strategy; our value proposition; the market opportunity for our services, including expected demand for our services; information regarding the replacement, deployment, acquisition and financing of certain numbers and types of aircraft, and projected expenses associated therewith; costs of compliance with FAA regulations, Department of Homeland Security regulations and other rules and acts of Congress; the ability to pass taxes, fuel costs, inflation, and various expense to our customers; certain projected financial obligations; our estimates regarding our capital requirements; and any of our other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements, in addition to statements made in conjunction with the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions, are forward-looking statements. These statements relate to future events or our future financial performance and only reflect management’s expectations and estimates. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Gulfstream as of such date. The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements: changes to external competitive, business, budgeting, fuel cost or supply, weather or economic conditions; changes in our relationships with employees or code share partners; availability and cost of funds for financing new aircraft and our ability to profitably manage our existing fleet; adverse reaction and publicity that might result from any accidents; the impact of current or future laws and government investigations and regulations affecting the airline industry and our operations; additional terrorist attacks; and consumer unwillingness to incur greater costs for flights.

Gulfstream assumes no obligation to update any forward-looking statement. Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in Gulfstream’s filings with the Securities and Exchange Commission, including the section of Gulfstream’s Registration Statement on Form S-1, as amended on December 13, 2007, entitled “Risk Factors.”

Contact: Robert M. Brown, Chief Financial Officer, (954) 985-1500 (x236).

Results of Operations for 2006 and 2007

The table below presents unaudited results of operations for 2006 and 2007. Pro forma financial results for the year ended December 31, 2006 include our results for the period from March 15, 2006 to December 31, 2006, combined with the results of our predecessor from January 1, 2006 to March 14, 2006, adjusted to give effect to our March 14, 2006 acquisition as though it had occurred on January 1, 2006. As a result of the acquisition, the results of operations of the predecessor are not comparable to the results of operations of the successor. Such presentation does not comply with generally accepted accounting principles and is being made solely to highlight changes in the results of operations for the periods presented in the financial statements.

	Year Ended December 31,		Percent Change
	Pro Forma 2006	2007	2006 to 2007
Revenue
Airline passenger revenue	$98,554	$104,230	5.8%
Academy, charter and other revenue	6,705	8,066	20.3%
Total Revenue	105,259	112,296	6.7%

Operating Expenses
Flight operations	11,943	13,794	15.5%
Aircraft fuel	23,559	25,774	9.4%
Aircraft rent	6,191	6,430	3.9%
Maintenance	21,237	24,574	15.7%
Passenger service	22,171	23,312	5.1%
Promotion & sales	7,920	7,782	-1.7%
General and administrative	6,263	7,325	17.0%
Depreciation and amortization	3,431	3,761	9.6%
Goodwill impairment	—	2,391
Operating Expenses	102,715	115,143	12.1%
Income (loss) from operations	2,544	(2,847)

Non-Operating Income and (Expense)
Interest (expense)	(1,215)	(1,146)	-5.7%
Loss on Extinguishment of debt	—	(174)
Other income	174	227	30.5%
Non-Operating Income and (Expense)	(1,041)	(1,093)	5.0%
Income (loss) before taxes	1,503	(3,940)
Provision for income taxes	528	(834)
Income (loss) before minority interest	975	(3,106)
Minority interest	(5)	—
Net income (loss)	$970	$(3,106)

Net income per share
Basic	$0.48	$(1.50)
Diluted	$0.43	$(1.52)
Shares used in computing net income per share:
Basic	2,006	2,075
Diluted	2,006	2,075

GULFSTREAM INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2005, 2006 and 2007

(In thousands, except per share data)

(Unaudited)

	Predecessor		Successor
	Year Ended December 31,	Period from January 1, to March 14,	Year Ended December 31,
	2005	2006	2006	2007
Operating Revenues
Passenger revenue	$87,983	$20,264	$78,290	$104,230
Academy, charter and other revenue	5,282	1,165	5,540	8,066
Total Operating Revenues	93,265	21,429	83,830	112,296

Operating Expenses
Flight operations	9,923	2,266	9,679	13,794
Aircraft fuel	20,544	4,203	19,356	25,774
Maintenance	17,220	3,843	17,394	24,574
Passenger and traffic service	20,390	4,798	17,373	23,312
Aircraft rent	6,827	1,300	4,891	6,430
Promotion and sales	7,530	1,561	6,359	7,782
General and administrative	7,067	1,269	4,951	7,325
Depreciation and amortization	2,355	503	2,726	3,761
Goodwill Impairment	—	—	—	2,391
Total Operating Expenses	91,856	19,743	82,729	115,143

Operating income (loss)	1,409	1,686	1,101	(2,847)

Non-operating (expense) income
Interest expense	(699)	(158)	(954)	(1,146)
Interest Income	48	1	171	141
Gain on sale of equipment	132	—	—	—
Loss on extinguishment of debt	—	—	—	(174)
Other income (expense)	40	(6)	9	86
Total non-operating (expense) income	(479)	(163)	(774)	(1,093)

Income (loss) before provision for income taxes and minority interest	930	1,523	327	(3,940)
Income tax provision (benefit)	230	523	137	(834)

Income (loss) before minority interest	700	1,000	190	(3,106)
Minority interest	—	—	(5)	—

Net income (loss)	$700	$1,000	$185	$(3,106)
Net income (loss) per share:
Basic	—	—	$0.11	$(1.50)
Diluted	—	—	$0.08	$(1.52)
Shares used in calculating net income per share:
Basic	—	—	1,681	2,075
Diluted	—	—	1,681	2,075

GULFSTREAM INTERNATIONAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and 2007

(In thousands)

(Unaudited)

	2006	2007
	(Restated)
Assets
Cash and cash equivalents	$3,143	$3,938
Accounts receivable, net	3,384	2,910
Due From Related Entity	606	640
Expendable parts	1,549	1,951
Prepaid expenses	517	539
Total Current Assets	9,199	9,978

Property and Equipment
Flight equipment	18,165	23,855
Other property and equipment	756	1,533
Less - accumulated depreciation	(2,804)	(5,390)
Property and Equipment, net	16,117	19,998

Intangible assets, net	4,301	4,053
Goodwill	5,094	2,703
Deferred tax assets	472	1,509
Other assets	1,797	1,180
Total Assets	$36,980	$39,421

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$10,977	$15,869
Long-term debt - current portion	1,273	2,268
Engine return liability - current portion	3,060	2,800
Air traffic liability	1,351	1,270
Deferred tuition revenue	281	408
Total Current Liabilities	16,942	22,615

Long-term Liabilities
Long-term debt, net of current portion	6,250	6,415
Subordinated debentures, net of debt issuance costs	3,273	—
Engine return liability, net of current portion	2,490	990
Total Liabilities	28,955	30,020

Commitments and Contingencies

Minority Interest	5	—

Stockholders' Equity
Common stock	20	28
Additional paid-in capital	7,755	12,234
Common stock warrants	61	61
Retained earnings (deficit)	184	(2,922)
Total Stockholders' Equity	8,020	9,401
Total Liabilities & Stockholders' Equity	$36,980	$39,421